Exhibit 4.94

CERTIFICATE OF TRUST

OF

MURRAY STREET INVESTMENT TRUST I

THIS Certificate of Trust of Murray Street Investment Trust I (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust being formed hereby is Murray Street Investment Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust, with a principal place of business in the State of Delaware, are BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity, but solely as trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

/s/ Ellis J. Whipple
Ellis J. Whipple, not in her individual capacity but solely as trustee

/s/ Rajashree Datta
Rajashree Datta, not in her individual capacity but solely as trustee

/s/ Steven Bunson
Steven Bunson, not in his individual capacity but solely as trustee